Exhibit 10.2
GRANITE CONSTRUCTION INCORPORATED

KEY MANAGEMENT DEFERRED COMPENSATION PLAN II
(As Amended and Restated by the Board of Directors Effective January 1, 2010)

Amendment. No. 7

Section 11(a) of the Key Management Deferred Compensation Plan II, amended and restated January 1, 2010 (the "Plan") authorizes amendments to the Plan by action of the Compensation Committee of the Company's Board of Directors and the Compensation Committee has delegated that authority to the Company's President and Chief Executive Officer. Accordingly, the Plan is hereby amended, effective October 2, 2023, as follows:

A new Section 19 is inserted as follows:

"19. Clawback Policy. Incentive-based compensation (as defined in the Granite Construction Incorporated Clawback Policy) deferred under the Plan, including Bonus, Restricted Stock Units or both Bonus and Restricted Stock Units, and earnings thereon, are subject to the Granite Construction Incorporated Clawback Policy, as amended from time to time, and any successor policy thereto. For the avoidance of doubt, the recovery of compensation under the Granite Construction Incorporated Clawback Policy or any successor policy shall not be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company."

Section 19 – Execution is renumbered as Section 20.

Except as amended hereby, the terms of the Plan remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed this 16th day of October 2023.

GRANITE CONSTRUCTION INCORPORATED

/s/ Kyle Larkin
Kyle Larkin
President and Chief Executive Officer